UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 8-K

                       Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934



        Date of Report (date of earliest event reported): JULY 29, 1998


                          Commission File No. 1-12575



                          UTAH MEDICAL PRODUCTS, INC.
              ----------------------------------------------------
             (Exact name of Registrant as specified in its charter)


                  UTAH                                      87-0342734
      ------------------------------                   ------------------
     (State or other jurisdiction of                   (I.R.S. Employer
      incorporation or organization)                   Identification No.)


                              7043 South 300 West
                              Midvale, Utah  84047
               ----------------------------------------------------
                     Address of principal executive offices

Registrant's telephone number:      (801) 566-1200

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                ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

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     a)  On July 29, 1998, Utah Medical Products, Inc.  ("UM" or "the Company")
entered into an asset purchase agreement with Bard Access Systems, Inc., a Utah corporation, ("BAS") and Gesco International, Inc., a Massachusetts corporation, ("Gesco") to acquire the BAS and Gesco neonatal product line, including manufacturing processes and inventories, intellectual property rights and business. BAS and Gesco are subsidiaries of C.R. Bard, Inc. ("Bard"), a large medical device manufacturer and marketer, including vascular, urological, oncological diagnostic and interventional products.

The well-established GescoR neonatal products are used in Level III Neonatal Intensive Care Units (NICU's) of hospitals for the care of the most critically-ill babies. Gesco's products include Umbili-Cath umbilical vessel catheters, Nutri-Cath feeding tubes, Uri-Cath urinary drainage system, the patented Hemo-Nate disposable blood filtration system, Hemo-Tap spike, Myelo-Nate lumbar puncture supplies, the patented Pala-Nate oral protection appliance, Dialy-
Nate disposable peritoneal dialysis system, Thora-Cath chest tubes, general purpose catherization trays and other supplies. UM previously sold specialty patented products to NICU's, including the Disposa-Hood, a disposable infant oxygen hood designed to control a neutral thermal environment, and Deltran disposable pressure transducer systems for continuously monitoring neonatal blood pressure. UM is a leading developer, manufacturer and marketer of primarily disposable medical devices for specialized hospital use, especially in the NICU and in labor and delivery, as well as specialty products used by Ob/Gyn physicians in their offices and clinics.

The broad array of specialty neonatal products helps further enhance UM's critical mass for marketing to some of the most sensitive areas of hospital care, including labor and delivery and the NICU. The products themselves fit with UM's reputation of providing the best in quality and reliability for
clinicians who place high value on patient safety.   Bard's commitment to
maintaining manufacturing processes that are well-engineered and documented will greatly facilitate the speed of the integration into UM's own operations. UM will begin manufacturing the products in its Midvale facility immediately. Bard and UM have entered into a supply agreement where Bard will provide UM with the small diameter silicone tubing which is a key raw component of many of the Gesco catheter products. In addition to the products acquired, BAS has agreed to allow UM to exclusively distribute its 2.0 French neonatal Per-Q-Cath catheter.

Terms of the acquisition include an initial UM cash payment of approximately $4.2 million, paid in cash, for the Gesco existing finished goods and raw materials/WIP inventories, Gesco's manufacturing equipment and tooling, plus the specifications, procedures, techniques, practices and trade secrets required to produce the products, consideration for BAS's agreement to not compete with UM, intellectual property rights including U.S. Patent Nos. 5,195,513 and 4,453,927 and a perpetual license of the Gesco name and stork character. An additional milestone payment of $0.3 million will be made if 1999 revenues exceed a targeted amount. In order to provide incentive for BAS' continued interest in UM's success with the product line, UM agreed to pay BAS a 1% royalty on net sales of Gesco neonatal products for five years.

The acquisition will be considered an asset purchase for accounting purposes. Available credit under the Company's existing $10,000,000 unsecured revolving promissory note with First Security Bank was used to finance the purchase.
With the assistance of BAS and Gesco personnel during a transition period, Gesco's manufacturing operations from San Antonio, Texas and BAS' administration and distribution from Salt Lake City, Utah, will be integrated into UM's Midvale, Utah facility.

In the U.S., the Gesco neonatal products will be sold through BAS' existing distributor network through the end of 1998. In 1999, UM will rationalize the distributor network with its own direct sales resources. Utilizing UM's ISO 9001 certification and its Ireland facility, UM will seek to expand Gesco neonatal product sales internationally through its established overseas distributors.

      b) Equipment and other physical property acquired through this transaction were used prior to this transaction by Gesco for the manufacture of medical devices. UM intends to continue such use of such equipment and other physical property.

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                   ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

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   a)  Financial statements are not required by this item.

   b)  Pro-forma financial statements are not required by this item.

   c)  Exhibits


   SEC
Exhibit #  Reference#  Title of Document
---------  ---------   ---------------------------------

    1        2         Asset Purchase Agreement, dated July 29, 1998 between
                       Utah Medical Products, Inc.,  Bard Access Systems,
                       Inc., and Gesco International, Inc.*

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*    Omitted schedules and similar attachments to this exhibit that are listed and briefly identified will be furnished supplementally to the Commission upon request.

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                                   SIGNATURES

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     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                            UTAH MEDICAL PRODUCTS, INC.
                            REGISTRANT


Date:  8/7/98                 By:  /s/ Kevin L. Cornwell
                                   Kevin L. Cornwell
                                   CEO and CFO